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[A.C.MOORE LOGO AND LETTERHEAD]



For:                                          From:
A.C. Moore Arts & Crafts, Inc.                Gregory FCA Communications
Leslie Gordon                                 For More Information Contact:
Chief Financial Officer                       Joe Crivelli
(856) 228-6700                                (610) 642-8253

For Immediate Release

      A.C. Moore Reports Fourth Quarter and Full Year Earnings Each up 20%
                        Appoints Eli Segal Lead Director

Blackwood, NJ, February 25, 2004. A.C. Moore Arts & Crafts, Inc. (Nasdaq: ACMR) sales for the fourth quarter ended December 31, 2003, were $149.7 million, an increase of 10.9% over sales of $134.9 million for the fourth quarter of 2002. Same store sales increased by 3%. Net income for the quarter increased by 20% to $14.6 million or $0.73 per fully-diluted share compared to a net income of $12.1 million or $0.62 per fully-diluted share for the comparable prior period.

Sales for the year ended December 31, 2003, were $433.9 million, an increase of 10.3% over 2002 sales of $393.4 million. Same store sales increased 2%. Net income for the year 2003 increased by 20% to $17.3 million or $0.88 per fully-diluted share compared to net income of $14.5 million or $0.77 per fully-diluted share in 2002. Net income per share for 2002 reflects 3.5 million post-split shares issued in an equity offering during the first quarter of 2002.

Jack Parker, Chief Executive Officer, said, "The results for 2003 reflect another year of record sales and earnings for the company, with sales up 10% and net income up 20% for the twelve month period. Our 2003 results demonstrate our continued successful merchandising concept in the fast-growing arts and crafts industry. We expect continued growth in 2004, and we are very pleased that we are trending above our sales plan thus far in the first quarter."

Based on current market conditions and expectations, A.C. Moore is presently planning the following for 2004:

     o 16 new store openings, relocation of two existing stores and expansion of one store. In the first quarter, we will open a total of three new stores, relocate one and expand one. We expect to open two new stores in the second quarter and relocate one. The remainder of the new stores will open in the second half of the year.

     o Comparable store sales growth in the mid-single digits, with higher levels in the first and fourth quarters.

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     o   Year over year total sales growth in the range of 18% to 20%.

     o Earnings per fully-diluted share are expected to be within the range of $0.92 to $0.95 for the year. This would represent an increase in net income of 7% to 10% over 2003. These projections include the previously announced impact of our change in accounting for cooperative advertising pursuant to Emerging Issues Task Force Issue No. 02-16, "Accounting by a Customer (Including a Reseller) for Certain Consideration Received by a Vendor". We estimate that the change in the timing of income recognition will reduce 2004 EPS by approximately $0.12 per share. Management uses projected income without the accounting change as a financial measure to assess the performance of the Company's business. In order to assist investors in analyzing and benchmarking the performance and value of our business, without the accounting change our income would have been projected to be within the range of $1.04 to $1.07 for the year.

The Company also announced the appointment of Eli Segal as Lead Director. In his new role, he will assist the Chairman of the Board in establishing the Agenda for the board meetings, act as a liaison between the Board and management, and lead the Board's executive sessions. Mr. Segal joined the Company's Board in August, 2002, and he also serves on the Board of Directors of Hasbro, Inc. and Citizens Financial Group. Previously, Mr. Segal was the Chief Executive Officer of several companies involved in crafts and related fields.

A.C. Moore will host a conference call today, Wednesday, February 25 at 5:00 p.m. Eastern Standard Time to discuss these financial results in detail. To participate, please call 1-800-915-4836 for domestic callers and 1-973-317-5319 for international callers. If you are unable to access the Conference Call at 5:00 p.m., please call 1-800-428-6051 and enter pin number 338489 to access the taped digital replay. Callers from outside North America please call 1-973-709-2089 and enter the same reservation number. The replay will be available at approximately 7:00 p.m. on February 25th and will remain available until Wednesday, March 3rd at 11:59 p.m. Eastern Standard Time.

A simultaneous webcast of the conference call may be accessed at http://www.acmoore.com. Go to "Investor Relations" and click on "Corporate Profile." To listen to the live call, please go to the web site at least fifteen minutes early to register, download and install any necessary audio software. An archive of the conference call will be available approximately two hours after the conference call ends and will remain available on the company's website until February 25, 2005.

The company plans to release its first quarter 2004 sales results on Thursday, April 8, 2004. The company also plans to release its first quarter 2004 earnings on Thursday, April 21, 2004, and will host a conference call at 5:00 PM EDT on that date to discuss the results.

A.C. Moore operates arts and crafts stores that offer a vast assortment of traditional and contemporary arts and crafts merchandise for a wide range of customers. The Company operates 82 stores on the eastern United States. For more information about the Company, visit our website at www.acmoore.com.

                                      # # #

This press release contains statements that are forward-looking within the meaning of applicable federal securities laws and are based on A.C. Moore's current expectations and assumptions as of this date. The Company undertakes no obligation to update or revise any forward-looking statement whether the result of new developments or otherwise. These statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated. Factors that could cause actual results to differ from those anticipated include, but are not limited to, the impact of the adoption of EITF issue 02-16, customer demand and trends in the arts and crafts industry, related inventory risks due to shifts in customer demand, the effect of economic conditions, the impact of adverse weather conditions, the impact of competitors' locations or pricing, the availability of acceptable real estate locations for new stores, difficulties with respect to new system technologies, supply constraints or difficulties, the effectiveness of advertising strategies, the impact of the threat of terrorist attacks and war, and other risks detailed in the Company's Securities and Exchange Commission filings.

                               (Tables to Follow)
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                         A.C. MOORE ARTS & CRAFTS, INC.
                        CONSOLIDATED STATEMENTS OF INCOME
                  (dollars in thousands, except per share data)
                                   (unaudited)


                                                  Three months ended                    Year ended
                                                       December  31,                   December  31,
                                               ----------------------------    ----------------------------
                                                   2003            2002            2003            2002
                                               ------------    ------------    ------------    ------------
Net sales                                      $    149,690    $    134,947    $    433,928    $    393,392
Cost of sales                                        92,737          81,845         272,034         244,601
                                               ------------    ------------    ------------    ------------
Gross Margin                                         56,953          53,102         161,894         148,791
Selling, general and administrative expenses         32,842          32,839         132,108         123,117
Pre-opening expenses                                    605             452           2,176           2,340
                                               ------------    ------------    ------------    ------------
Income from operations                               23,506          19,811          27,610          23,334
     Net interest (income)                              (85)           (147)           (404)           (473)
                                               ------------    ------------    ------------    ------------
Income before income taxes                           23,591          19,958          28,014          23,807
     Income tax expense                               9,013           7,818          10,703           9,350
                                               ------------    ------------    ------------    ------------
Net income                                     $     14,578    $     12,140    $     17,311    $     14,457
                                               ============    ============    ============    ============
Basic net income per share                     $       0.75    $       0.65    $       0.91    $       0.81
                                               ============    ============    ============    ============
Diluted net income per share                   $       0.73    $       0.62    $       0.88    $       0.77
                                               ============    ============    ============    ============
Weighted average shares outstanding              19,340,167      18,784,472      19,112,816      17,861,897
                                               ============    ============    ============    ============
Weighted average shares outstanding
     plus impact of stock options                20,011,209      19,710,409      19,729,418      18,828,130
                                               ============    ============    ============    ============

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                         A.C. MOORE ARTS & CRAFTS, INC.
                           CONSOLIDATED BALANCE SHEETS
                             (dollars in thousands)
                                   (unaudited)

                                                             December  31,
                                                      -------------------------
                                                        2003              2002
                                                      --------         --------
                    ASSETS
Current assets:
     Cash and cash equivalents                        $ 43,700         $ 61,584
     Inventories                                       121,493          102,497
     Prepaid expenses and other current assets           2,962            2,729
                                                      --------         --------
                                                       168,155          166,810
Marketable securities                                   14,132             --
Property and equipment, net                             47,706           27,997
Other assets                                             1,801            1,851
                                                      --------         --------
                                                      $231,794         $196,658
                                                      ========         ========
          LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
     Current portion of capital leases                $    504         $  1,342
     Accounts payable to trade and others               33,558           24,253
     Other current liabilities                          21,342           17,404
                                                      --------         --------
                                                        55,404           42,999
                                                      --------         --------
Long-term liabilities:
     Deferred taxes                                      4,950            5,150
     Other long-term liabilities                         4,729            4,478
                                                      --------         --------
                                                         9,679            9,628
                                                      --------         --------
                                                        65,083           52,627
                                                      --------         --------
Shareholders' Equity                                   166,711          144,031
                                                      --------         --------
                                                      $231,794         $196,658
                                                      ========         ========

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